Exhibit (a)(1)(G)

FORM OF ELECTION CONFIRMATION EMAIL

Avid Stock Option Repurchase Program

Election Confirmation Notice

To: [Eligible Participant]

From: Stock Plan Administration

Re: Confirmation of Receipt of Stock Option Repurchase Election Form

This notice serves as confirmation that Avid has received your election form that you submitted in connection with Avid’s offer to purchase outstanding stock options for cash (the “offer”).

Unless otherwise extended by Avid, the offer will expire at 5:00 p.m., Eastern Time, on June 16, 2009.

If you have any questions about this notice or the offer, please send an email to optionex@avid.com. You may also call +1 (978) 640-5190.